Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule TO

(Form Type)

THORNE HEALTHTECH, INC.

(Name of Subject Company (Issuer))

HEALTHSPAN MERGER SUB, INC.

(Name of Filing Person (Offeror))

a wholly owned subsidiary of

HEALTHSPAN BUYER, LLC

(Name of Filing Person (Parent of Offeror))

HEALTHSPAN INTERMEDIATE, LLC

HEALTHSPAN TOPCO, LLC

HEALTHSPAN HOLDINGS, LP

HEALTHSPAN GP, LLC

LC10 MANAGEMENT, LLC

(Names of Filing Persons (Other))

Table 1: Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to be Paid	$670,873,357.14	0.00011020	$73,930.24

Fees Previously Paid	$0		$0

Total Transaction Valuation	$670,873,357.14

Total Fees Due for Filing			$73,930.24

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$73,930.24

*

Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated by adding (a) 54,036,771, the number of shares of common stock, par value $0.01 per share (each such share, a “Share”) of Thorne HealthTech, Inc. (“Thorne”) issued and outstanding as of September 11, 2023, multiplied by $10.20 (the “Offer Price”), (b) 8,991,766, the number of Shares issuable pursuant to outstanding options with an exercise price less than the Offer Price, multiplied by $4.89 (the difference between the Offer Price and $5.31, the weighted average exercise price for such options), (c) 6,355,070, the number of Shares issuable pursuant to outstanding restricted stock units, multiplied by the Offer Price, and (d) 3,098,535, the number of Shares issuable pursuant to outstanding warrants to purchase Shares, multiplied by $3.52, the difference between the Offer Price and $6.68, the weighted average exercise price for such warrants.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.